
Consolidated Statement of Operations
Allegheny Energy, Inc.

Year ended December 31                                                2000           1999           1998
(Thousands of dollars except per share data)

Operating revenues:*
Regulated operations                                             $2,507,272     $2,273,727     $2,329,450
Unregulated generation                                            1,482,291        526,746        240,278
Other                                                                22,289          7,968          6,708
Total operating revenues                                          4,011,852      2,808,441      2,576,436
Operating expenses:
Operation:
Fuel                                                                552,162        535,674        566,453
Purchased power and exchanges, net                                1,592,721        531,431        388,758
Gas purchases and production                                         57,043
Deferred power costs, net                                           (16,538)        41,577         (6,639)
Other                                                               417,058        389,406        337,440
Maintenance                                                         230,291        223,538        217,559
Depreciation and amortization                                       247,933        257,456        270,379
Taxes other than income taxes                                       210,158        190,271        194,583
Federal and state income taxes                                      184,801        164,441        168,396
Total operating expenses                                          3,475,629      2,333,794      2,136,929
Operating income                                                    536,223        474,647        439,507
Other income and deductions:
Allowance for other than borrowed funds used during construct           816          1,840          1,553
Other income, net                                                     4,509          1,605          8,180
Total other income and deductions                                     5,325          3,445          9,733
Income before interest charges, preferred dividends, preferred
redemption premiums, and extraordinary charge, net                  541,548        478,092        449,240
Interest charges, preferred dividends, and preferred redemption premiums:
Interest on long-term debt                                          172,703        155,198        161,057
Other interest                                                       56,621         31,612         19,395
Allowance for borrowed funds used during construction and
   interest capitalized                                              (6,468)        (5,070)        (3,471)
Dividends on preferred stock of subsidiaries                          5,040          7,183          9,251
Redemption premiums on preferred stock of subsidiaries                               3,780
Total interest charges, preferred dividends, and preferred
   redemption premiums                                              227,896        192,703        186,232
Consolidated income before extraordinary charge                     313,652        285,389        263,008
Extraordinary charge, net                                           (77,023)       (26,968)      (275,426)
Consolidated net income (loss)                                  $   236,629    $   258,421   $    (12,418)
Common stock shares outstanding (average)                       110,436,317    116,237,443    122,436,317
Basic and diluted earnings per average share:
Consolidated income before extraordinary charge                       $2.84          $2.45          $2.15
Extraordinary charge, net                                             (.70)          (.23)          (2.25)
Consolidated net income (loss)                                        $2.14          $2.22         $ (.10)

*Excludes intercompany sales between regulated operations and unregulated generation.
 See accompanying notes to consolidated financial statements.



Consolidated Statement of Cash Flows
Allegheny Energy, Inc.

Year ended December 31                                                  2000         1999*          1998*
(Thousands of dollars)

Cash flows from operations:
Consolidated net income (loss)                                     $236,629       $258,421       ($12,418)
Extraordinary charge, net of taxes                                   77,023         26,968        275,426
Consolidated income before extraordinary charge                     313,652        285,389        263,008
Depreciation and amortization                                       247,933        257,456        270,379
Amortization of adverse purchase power contract                     (12,762)       (11,146)
Deferred revenues                                                    (8,380)        32,742
Deferred investment credit and income taxes, net                     15,154         40,035         20,998
Deferred power costs, net                                           (16,538)        41,577         (6,639)
Commodity contracts                                                  (8,392)
Write-off of Pennsylvania pilot program regulatory asset              9,040
Allowance for other than borrowed funds used during construct          (816)        (1,840)        (1,553)
Internal restructuring liability                                                                   (5,504)
Write-off of merger-related and generation project costs                            35,862
Changes in certain assets and liabilities:
Accounts receivable, net                                           (183,460)       (78,410)        16,406
Materials and supplies                                               13,451          2,209        (12,852)
Accounts payable                                                    132,238         80,224         23,118
Taxes accrued                                                        28,637          7,798         14,312
Purchased options                                                     6,965         (8,520)
Benefit plans' investments                                           (6,426)        (6,700)        (7,994)
Prepayments                                                         (14,493)       (10,720)        (2,013)
Restructuring settlement rate refund                                               (25,100)
Other, net                                                           17,414        (22,596)        19,516
                                                                    533,217        618,260        591,182
Cash flows used in investing:
Regulated operations' construction expenditures (less allowance
for other than borrowed funds used during construction)            (206,789)      (264,365)      (227,809)
Unregulated generation construction expenditures and investme      (181,957)      (131,020)          (875)
Other construction expenditures and investments                     (13,630)       (16,140)        (5,330)
Acquisition of businesses                                          (228,826)       (98,714)
                                                                   (631,202)      (510,239)      (234,014)
Cash flows from (used in) financing:
Repurchase of common stock                                                        (398,407)
Retirement of preferred stock                                                      (96,086)
Issuance of long-term debt                                          478,953        824,143        211,952
Retirement of long-term debt                                       (316,833)      (555,000)      (419,780)
Funds on deposit with trustees and restricted funds                  10,273        (13,279)
Short-term debt, net                                                 65,119        382,258         52,436
Cash dividends paid on common stock                                (187,490)      (203,225)      (210,591)
                                                                     50,022        (59,596)      (365,983)
Net change in cash and temporary cash investments                   (47,963)        48,425         (8,815)
Cash and temporary cash investments at January 1                     65,984         17,559         26,374
Cash and temporary cash investments at December 31                  $18,021        $65,984        $17,559
Supplemental cash flow information
Cash paid during the year for:
Interest (net of amount capitalized)                               $213,857       $170,498       $171,719
Income taxes                                                        171,738        124,180        145,053
Noncash investing and financing activities
In August 2000, Monongahela Power Company purchased Mountaineer Gas Company (Mountaineer Gas) from Energy Corporation of America.  The purchase included the assumption of $100.1 million of existing Mountaineer Gas long-term debt.

*Certain amounts have been reclassified for comparative purposes.
See accompanying notes to consolidated financial statements.



Consolidated Balance Sheet
Allegheny Energy, Inc.

As of December 31                                                    2000            1999*
(Thousands of dollars)

Assets
Property, plant, and equipment:
Regulated operations                                             $5,550,699     $6,547,533
Unregulated generation                                            3,749,453      2,051,298
Other                                                                25,341          9,125
Construction work in progress                                       181,476        231,763
                                                                  9,506,969      8,839,719
Accumulated depreciation                                         (3,967,631)    (3,632,568)
                                                                  5,539,338      5,207,151
Investments and other assets:
Excess of cost over net assets acquired                             216,411         42,584
Benefit plans' investments                                          100,594         94,168
Unregulated investments                                              44,246         15,252
Other                                                                 2,238          1,479
                                                                    363,489        153,483
Current assets:
Cash and temporary cash investments                                  18,021         65,984
Accounts receivable:
Electric                                                            538,847        383,316
Gas                                                                  47,250
Other                                                                18,366         12,273
Allowance for uncollectible accounts                                (36,410)       (26,975)
Materials and supplies --at average cost:
Operating and construction                                           98,664         92,560
Fuel                                                                 43,754         62,280
Prepaid taxes                                                        76,896         58,190
Deferred income taxes                                                15,665         30,477
Commodity contracts                                                 234,538
Other, including current portion of regulatory assets                72,304         31,205
                                                                  1,127,895        709,310
Deferred charges:
Regulatory assets                                                   579,801        663,847
Unamortized loss on reacquired debt                                  31,645         41,825
Other                                                                54,849         76,825
                                                                    666,295        782,497
Total                                                            $7,697,017     $6,852,441
Capitalization and liabilities
Capitalization:
Common stock, other paid-in capital, retained earnings,
accumulated other comprehensive income, less treasury
stock (at cost)                                                  $1,740,681     $1,695,325
Preferred stock                                                      74,000         74,000
Long-term debt and QUIDS                                          2,559,510      2,254,463
                                                                  4,374,191      4,023,788
Current liabilities:
Short-term debt                                                     722,229        641,095
Long-term debt due within one year                                  160,184        189,734
Accounts payable                                                    386,746        233,331
Taxes accrued:
Federal and state income                                             31,229         20,699
Other                                                                82,923         67,292
Interest accrued                                                     39,864         34,979
Adverse power purchase commitments                                   24,839         24,895
Payroll accrued                                                      50,446         41,029
Commodity contracts                                                 224,591
Other, including current portion of regulatory liabilities           55,926         55,481
                                                                  1,778,977      1,308,535
Deferred credits and other liabilities:
Unamortized investment credit                                       109,135        116,971
Deferred income taxes                                               888,303        920,943
Regulatory liabilities                                              121,327         78,743
Adverse power purchase commitments                                  278,338        303,935
Other                                                               146,746         99,526
                                                                  1,543,849      1,520,118
Commitments and contingencies (Note S)
Total                                                            $7,697,017     $6,852,441

*Certain amounts have been reclassified for comparative purposes.
 See accompanying notes to consolidated financial statements.



Consolidated Statement of Capitalization
Allegheny Energy, Inc.

                                                                Thousands of dollars          Capitalization ratios
As of December 31                                                2000           1999           2000           1999

Common stock:
Common stock of Allegheny Energy, Inc. --
$1.25 par value per share, 260,000,000 shares authorized,
122,436,317 shares issued, 110,436,317 shares outst         $   153,045    $   153,045
Other paid-in capital                                         1,044,085      1,044,085
Retained earnings                                               943,281        896,602
Treasury stock (at cost) --12,000,000 shares                   (398,407)      (398,407)
Accumulated other comprehensive income                           (1,323)
Total                                                         1,740,681      1,695,325         39.8%          42.1%
Preferred stock of subsidiaries --cumulative, par value
$100 per share, authorized 43,500,000 shares:
                                 December 31, 2000
                          Shares Regular Call Price
Series               Outstanding        Per Share
4.40-4.80%                190,000$103.50 to $106.50              19,000         19,000
$5.88--$7.73               550,000$100.00 to $102.86              55,000         55,000
Total (annual dividend requirements $5,037)                      74,000         74,000         1.7%           1.9%
Long-term debt and QUIDS:
First mortgage bonds:            December 31, 2000
Maturity                         Interest Rate - %
2000                                                                           140,000
2002                                        7 3/8                25,000         25,000
2006-2007                               7 1/4 - 8                75,000         75,000
2021-2025                           7 5/8 - 8 5/8               480,000        480,000
Transition bonds due 2001-2008        6.32 - 6.98               553,167        600,000
Debentures due 2003-2023            5 5/8 - 6 7/8               150,000        150,000
Quarterly Income Debt Securities             8.00               155,457        155,457
Secured notes due 2003-2029           4.70 - 7.00               399,239        399,130
Unsecured notes due 2002-2019         4.35 - 8.09               123,695         23,695
Installment purchase obligations             4.50                19,100         19,100
Medium-term debt due 2002-2010        5.56 - 7.75               651,025        401,025
Senior secured credit facility du            7.21               100,000
Unamortized debt discount and premium, net                      (11,989)       (13,937)
Total (annual interest requirements $191,940)                 2,719,694      2,454,470
Less amounts on deposit with trustees                                          (10,273)
Less current maturities                                        (160,184)      (189,734)
Total                                                         2,559,510      2,254,463           58.5%          56.0%
Total capitalization                                         $4,374,191     $4,023,788          100.0%         100.0%

See accompanying notes to consolidated financial statements



Consolidated Statement of Common Equity
Allegheny Energy, Inc.

                                                                 Other     Retained                     Other        Total
                                           Shares     Common   Paid-In     Earnings   Treasury  Comprehensive       Common
Year ended December 31                Outstanding      Stock   Capital     (Note H)      Stock Income (Note D)      Equity
(Thousands of dollars)
Balance at December 31, 1997          122,436,317   $153,045 $1,044,085  $1,059,768                             $2,256,898
Consolidated net loss                                                       (12,418)                              (12,418)
Dividends on common stock
   of the Company (declared)                                               (210,591)                             (210,591)
Balance at December 31, 1998          122,436,317   $153,045 $1,044,085  $  836,759                             $2,033,889
Consolidated net income                                                     258,421                                258,421
Treasury stock                        (12,000,000)                                    $(398,407)                 (398,407)
Dividends on common stock
  of the Company (declared)                                                (198,578)                             (198,578)
Balance at December 31, 1999          110,436,317   $153,045 $1,044,085  $  896,602    (398,407)                $1,695,325
Consolidated net income                                                     236,629                                236,629
Dividends on common stock
  of the Company (declared)                                                (189,950)                             (189,950)
Change in other comprehensive
  income (loss)                                                                                      $(1,323)      (1,323)
Balance at December 31, 2000          110,436,317   $153,045 $1,044,085  $  943,281    $(398,407)    $(1,323)   $1,740,681


See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Allegheny Energy, Inc.
(These notes are an integral part of the consolidated financial statements.)

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Allegheny Energy, Inc. (the Company) is a utility holding company, and its principal business segments are regulated operations, unregulated generation, and other. The regulated subsidiaries, Monongahela Power Company (Monongahela Power), The Potomac Edison Company (Potomac Edison), and West Penn Power Company (West Penn), collectively now doing business as Allegheny Power, operate electric transmission and electric and natural gas distribution systems. Allegheny Power also generates electric energy in regulatory jurisdictions which have not yet deregulated electric generation. These subsidiaries are subject to federal and state regulation, including the Public Utility Holding Company Act of 1935 (PUHCA). The markets for the subsidiaries' regulated electric and natural gas retail sales are in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. In 2000, revenues from the 50 largest electric utility customers provided approximately 15 percent of the consolidated retail revenues.
   The unregulated generation segment consists of the Company's subsidiaries Allegheny Energy Supply Company, LLC (Allegheny Energy Supply), and its majority-owned subsidiary Allegheny Generating Company (AGC). Allegheny Energy Supply is an unregulated energy production and marketing subsidiary that markets competitive wholesale and retail electricity in states where customer choice has been implemented. AGC owns and sells generating capacity to its parents, Allegheny Energy Supply and Monongahela Power. As of December 31, 2000, the unregulated generation segment had 6,407 megawatts
(MW) of generating capacity.
   The unregulated generation segment operates primarily in the Mid-Atlantic region. In 2000, 90 percent of unregulated generation revenues was from bulk power sales. The unregulated generation segment may be subject to federal regulation, but is not subject to state regulation of rates.
   The other segment consists primarily of Allegheny Ventures, Inc. (Allegheny Ventures), an unregulated subsidiary, which develops new business opportunities, including telecommunications.
   See Notes B and C for significant changes in the regulatory environment. Certain amounts in the December 31, 1999, consolidated balance sheet and in the December 31, 1999, and 1998, consolidated statement of operations and cash flows have been reclassified for comparative purposes. Significant accounting policies of the Company and its subsidiaries are summarized later in this report.

Consolidation
The Company owns all of the outstanding common stock of its subsidiaries at each of the balance sheet dates presented.
The consolidated financial statements include the accounts of the Company and all subsidiary companies after elimination of intercompany transactions.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingencies during the reporting period, which, in the normal course of business, are subsequently adjusted to actual results.

Revenues
Revenues from the sale of electricity and natural gas to customers of the regulated utility subsidiaries are recognized in the period that the electricity and gas is delivered and consumed by customers, including an estimate for unbilled revenues.
   Revenues from the sale of unregulated generation are recorded in the period in which the electricity is delivered and consumed by customers. Unregulated generation revenues also include amounts for recording the Company's energy trading contracts at their fair value as of the balance sheet date.
   Revenues from other unregulated activities are recorded in the period that products or services are delivered and accepted by customers.
   Natural gas production revenue is recognized as income when the gas is extracted and sold.

Deferred Power Costs, Net
The costs of fuel, purchased power, and certain other costs and revenues from sales to other utilities and power marketers, including transmission services, have historically been deferred until they are either recovered from or credited to customers under fuel and energy cost-recovery procedures in Maryland, Ohio, Virginia, and West
Virginia. West Penn discontinued this practice in Pennsylvania, effective May 1, 1997; Potomac Edison discontinued this practice in Maryland and West Virginia, effective July 1, 2000; Monongahela Power discontinued this practice in West Virginia, effective July 1, 2000; and
Potomac Edison discontinued this practice in Virginia, effective August 7, 2000. Effective January 1, 2001, fuel costs for the regulated electric utilities are expensed as incurred.
   Gas supply costs incurred, including the cost of gas transmission and transportation, within the former West
Virginia Power Company (West Virginia Power) territory, acquired in 1999, are deferred until they are either recovered from or credited to customers under a Purchased
Gas Adjustment clause in effect for this operation in West
Virginia. The cost of gas for Mountaineer Gas Company
(Mountaineer Gas) is expensed as incurred.

Property, Plant, and Equipment
Regulated property, plant, and equipment are stated at original cost. Costs include direct labor and materials; allowance for funds used during construction on regulated property for which construction work in progress is not included in rate base; and indirect costs such as administration, maintenance, and depreciation of transportation and construction equipment, postretirement benefits, taxes, and other benefits related to employees engaged in construction.
   Upon retirement, the cost of depreciable regulated property, plus removal costs less salvage, are charged to accumulated depreciation by the regulated subsidiaries in accordance with the provisions of Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation."
   Unregulated property, plant, and equipment are stated at original cost. West Penn and Potomac Edison transferred their deregulated generating plants to Allegheny Energy Supply at book value. For the unregulated subsidiaries, the cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from related accounts and included in the determination of the gain or loss on disposition.
   The Company capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over the expected useful life of the software beginning upon a project's completion.
   The Company accounts for its natural gas exploration and production activities under the successful efforts method of accounting.

Allowance for Funds Used During Construction (AFUDC) and
Capitalized Interest
AFUDC, an item that does not represent current cash income, is defined in applicable regulatory systems of accounts as including "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used." AFUDC is recognized by the regulated subsidiaries as a cost of regulated property, plant, and equipment. Rates used by the regulated subsidiaries for computing AFUDC in 2000, 1999, and 1998 averaged 7.91 percent, 6.83 percent, and 7.78 percent, respectively.
   For unregulated construction, which began after January
1, 1998, the Company capitalizes interest costs in accordance with SFAS No. 34, "Capitalizing Interest Costs."
The interest capitalization rates in 2000, 1999, and 1998 were 5.75 percent, 7.14 percent, and 7.45 percent, respectively.

Depreciation and Maintenance
Depreciation expense is determined generally on a straight-line method based on estimated service lives of depreciable properties and amounted to approximately 2.9 percent of average depreciable property in 2000, 3.2 percent in 1999, and 3.3 percent in 1998.
   Maintenance expenses represent costs incurred to maintain the power stations, the transmission and distribution (T&D) system, and general plant and reflect routine maintenance of equipment and rights-of-way, as well as planned repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage to the T&D system. Maintenance costs are expensed in the year incurred. Power station maintenance costs are expensed within the year based on estimated annual costs and estimated generation. T&D rights-of-way vegetation control costs are expensed within the year based on estimated annual costs and estimated sales. Power station maintenance accruals and T&D rights-of-way vegetation control accruals are not intended to accrue for future years' costs.

Investments
The Company records the acquisition cost in excess of fair value of assets acquired, less liabilities assumed, as an investment in goodwill. Goodwill recorded prior to 1966 is not being amortized because, in management's opinion, there has been no reduction in its value.
   Benefit plans' investments primarily represent the estimated cash surrender values of purchased life insurance on qualifying management employees under executive life insurance and supplemental executive retirement plans.

Temporary Cash Investments
For purposes of the consolidated statement of cash flows, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

Regulatory Assets and Liabilities
In accordance with SFAS No. 71, the Company's consolidated financial statements include certain assets and liabilities resulting from cost-based ratemaking regulation.

Income Taxes
Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in another period. Deferred tax assets and liabilities represent the tax effect of certain temporary differences between the financial statements and tax basis of assets and liabilities computed using the most current tax rates.
   The Company has deferred the tax benefit of investment tax credits. Investment tax credits are amortized over the estimated service lives of the related properties.

Postretirement Benefits
The Company has a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on the employee's years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed income securities, short-term investments, and insurance contracts.
   The Company's subsidiaries also provide partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. The funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. Funding of these benefits is made primarily into Voluntary Employee Beneficiary Association trust funds. Medical benefits are self-insured. The life insurance plan is paid through insurance premiums.

Energy Trading Activities
Based upon the Company's continual evaluation of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," the Company concluded that Allegheny Energy Supply's wholesale electricity activities now represent trading activities. Accordingly, Allegheny Energy Supply recorded its contracts entered into in connection with energy trading at fair value on the balance sheet, with a net gain recorded on the statement of operations. See Note J for additional details.

Comprehensive Income
Comprehensive income consisting of unrealized gains and losses from the temporary decline in the fair value of available-for-sale securities, net of tax, is presented in the consolidated financial statements as required by SFAS No. 130, "Reporting Comprehensive Income." The objective of SFAS No. 130 is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events during the period other than transactions with owners.

NOTE B: INDUSTRY RESTRUCTURING
West Virginia Deregulation
The West Virginia Legislature passed House Concurrent Resolution 27 on March 11, 2000, approving an electric deregulation plan submitted by the Public Service Commission of West Virginia (W.Va. PSC) with certain modifications. Further action by the Legislature, including the enactment of certain tax changes regarding preservation of tax revenues for state and local government, is required prior to the implementation of the restructuring plan for customer choice. The Company expects that implementation of the deregulation plan will occur if the Legislature approves the necessary tax law changes. Among the provisions of the plan are the following:
  Customer choice will begin for all customers when the
   plan is implemented.
  Rates for electricity service will be unbundled at current levels and capped for four years, with power supply rates transitioning to market rates over the next six years for residential and small commercial customers.
  After year seven, the power supply rate for large commercial and industrial customers will no longer be regulated.
  Monongahela Power is permitted to file a petition seeking W.Va. PSC approval to transfer its West Virginia jurisdictional generating assets (approximately 2,004
   MW) to Allegheny Energy Supply, at book value. Also, based on a final order issued by the W.Va. PSC on June 23, 2000, the West Virginia jurisdictional assets of the Company's subsidiary, Potomac Edison, were transferred to Allegheny Energy Supply at book value in August 2000.
  The Company will recover the cost of its nonutility generation contracts through a series of surcharges applied to all customers over 10 years.
  Large commercial and industrial customers received a
   three percent rate reduction, effective July 1, 2000.
  A special "Rate Stabilization" account of $56.7 million has been established for residential and small business customers to mitigate the effect of the market price of power as determined by the W.Va. PSC.

Virginia Deregulation
On May 25, 2000, Potomac Edison filed an application with the Virginia State Corporation Commission (Virginia SCC) to separate its approximately 380 MW of generating assets, excluding the hydroelectric assets located within the state of Virginia, from its T&D assets, effective July 1, 2000. On July 11, 2000, the Virginia SCC issued an order approving Potomac Edison's separation plan permitting the transfer of its Virginia jurisdictional generating assets to Allegheny Energy Supply.
   In conjunction with the separation plan, the Virginia SCC approved a Memorandum of Understanding that includes the following:
  Effective with bills rendered on or after August 7,
   2000, base rates were reduced by $1 million.
  Potomac Edison will not file for a base rate increase
   prior to January 1, 2001.
  Fuel rates were rolled into base rates effective with bills rendered on or after August 7, 2000. A fuel rate adjustment credit was also implemented on that date, reducing annual fuel revenues by $750,000. Effective August 2001, the fuel rate adjustment credit will drop to $250,000. Effective August 2002, the fuel rate adjustment credit will be eliminated.
  Potomac Edison's agreed to operate and maintain its distribution system in Virginia at or above historic levels of service quality and reliability.
  Potomac Edison's agreed, during a default service period, to contract for generation service to be provided to customers at rates set in accordance with the Virginia Electric Restructuring Act.
   On August 10, 2000, Potomac Edison applied to the Virginia SCC to transfer the five MW of hydroelectric assets located within the state of Virginia to Green Valley Hydro, LLC (a subsidiary of Potomac Edison). On December 14, 2000, the Virginia SCC approved the transfer. Potomac Edison anticipates that the transfer to Allegheny Energy Supply will occur during the first quarter of 2001, after receiving final approval from the Securities and Exchange Commission
(SEC).
   Potomac Edison filed Phase II of the Functional Separation Plan on December 19, 2000.

Ohio Deregulation
On October 5, 2000, the Public Utilities Commission of Ohio
(Ohio PUC) approved a settlement to implement a restructuring plan for Monongahela Power. The plan will allow Monongahela Power's approximately 29,000 Ohio customers to choose their electricity suppliers starting
January 1, 2001. Below are the highlights of the plan.
  Monongahela Power will be permitted to transfer approximately 352 MW of Ohio jurisdictional generating assets to Allegheny Energy Supply at net book value on or after January 1, 2001.
  Residential customers will receive a five percent reduction in the generation portion of their electric bills during a five-year market development period, beginning on January 1, 2001. These rates will be frozen for five years.
  For commercial and industrial customers, existing generation rates will be frozen at the current rates for the market development period, which begins on January
   1, 2001. The market development period is three years for large commercial and industrial customers and five years for small commercial customers.
  Monongahela Power will collect from shopping customers a regulatory transition charge of $0.0008 per kilowatt-hour (kWh) for the market development period.
  Allegheny Energy Supply will be permitted to offer
   competitive generation service throughout Ohio.
  Additional taxes resulting from the competition legislation will be deferred for up to two years as a regulatory asset.

Maryland Deregulation
On September 23, 1999, Potomac Edison filed a settlement agreement (covering its stranded cost quantification mechanism, price protection mechanism, and unbundled rates) with the Maryland Public Service Commission (Maryland PSC). All parties active in the case, except Eastalco, which stated that it would not oppose it, signed the agreement. The settlement agreement, which was approved by the Maryland PSC on December 23, 1999, includes the following provisions:
  The ability for nearly all of Potomac Edison's approximately 210,000 Maryland customers to have the option of choosing an electric generation supplier starting July 1, 2000.
  The transfer of Potomac Edison's Maryland jurisdictional generating assets to a nonutility affiliate at book value on or after July 1, 2000.
  A reduction in base rates of seven percent ($10.4 million each year totaling $72.8 million) for residential customers from 2002 through 2008. A reduction in base rates of one-half of one percent ($1.5 million each year totaling $10.5 million) for the majority of commercial and industrial customers from 2002 through 2008.
  Standard Offer Service (provider of last resort) will be provided to residential customers during a transition period from July 1, 2000, to December 31, 2008, and to all other customers during a transition period of July
   1, 2000, to December 31, 2004.
  A cap on generation rates for residential customers from 2002 through 2008. Generation rates for non-residential customers are capped from 2002 through 2004.
  A cap on T&D rates for all customers from 2002 through
   2004.
  Unless Potomac Edison is subject to significant changes that would materially affect its financial condition, the parties agree not to seek a change in rates, which would be effective prior to January 1, 2005.
  The recovery of all purchased power costs incurred as a result of the contract to buy generation from the AES Warrior Run cogeneration facility.
  The establishment of a fund (not to exceed $.001 per kWh for residential customers) for the development and use of energy-efficient technologies.
  The Maryland PSC on December 23, 1999, also approved Potomac Edison's unbundled rates covering the period 2000 through 2008.
  On June 7, 2000, the Maryland PSC approved the transfer of the Maryland jurisdictional share of the generating assets of Potomac Edison to Allegheny Energy Supply at net book value. On June 23, 2000, the W.Va. PSC issued an order that, in part, authorized Potomac Edison to transfer at net book value its West Virginia jurisdictional share of its generating assets to an unregulated affiliate in conjunction with the Maryland transfer. Also, on July 11, 2000, the Virginia SCC authorized the transfer of the Virginia jurisdictional share of Potomac Edison's generating assets, excluding the hydroelectric assets located within the state of Virginia, to an unregulated affiliate at net book value. On July 31, 2000, the SEC approved these transfers of generating assets. As a result, Potomac Edison transferred approximately 2,100 MW of generation to Allegheny Energy Supply in August 2000.

Pennsylvania Deregulation
In December 1996, Pennsylvania enacted the Electricity Generation Customer Choice and Competition Act (Customer Choice Act) to restructure the electric industry in Pennsylvania, creating retail access to a competitive electric energy supply market. Approximately 45 percent of the Company's retail revenues were from its Pennsylvania subsidiary, West Penn. On August 1, 1997, West Penn filed with the Pennsylvania Public Utility Commission (Pennsylvania PUC) a comprehensive restructuring plan to implement full customer choice of electricity suppliers as required by the Customer Choice Act. The filing included a plan for recovery of transition costs through a Competitive Transition Charge (CTC).
   On May 29, 1998 (as amended on November 19, 1998), the Pennsylvania PUC granted final approval to West Penn's restructuring plan, which includes the following provisions:
  Established an average shopping credit for West Penn customers who shop for the generation portion of electricity services.
  Provided two-thirds of West Penn's customers the option of selecting a generation supplier on January 2, 1999, with all customers able to shop on January 1, 2000.
  Required a rate refund from 1998 revenue (about $25 million) via a 2.5 percent rate decrease throughout
   1999, accomplished by an equal percentage decrease for each rate class.
  Provided that customers have the option of buying electricity from West Penn at capped generation rates through 2008 and that transmission and distribution rates are capped through 2005, except that the capped rates are subject to certain increases as provided for in the Public Utility Code.
  Prohibited complaints challenging West Penn's regulated
   transmission and distribution rates through 2005. Provided about $15 million of West Penn funding for the development and use of renewable energy and clean energy technologies, energy conservation, and energy efficiency.
  Permitted recovery of $670 million in transition costs plus return over 10 years beginning in January 1999 for West Penn.
  Allowed for income recognition of transition cost recovery in the earlier years of the transition period to reflect the Pennsylvania PUC's projections that electricity market prices are lower in the earlier years.
  Granted West Penn's application to issue bonds to securitize up to $670 million in transition costs and to provide 75 percent of the associated savings to customers, with 25 percent available to shareholders.
  Authorized the transfer of West Penn's generating assets to a nonutility affiliate at book value. Subject to certain time-limited exceptions, the nonutility business can compete in the unregulated energy market in Pennsylvania.
   Starting in 1999, West Penn unbundled its rates to reflect separate prices for the supply charge, the CTC, and T&D charges. While supply is open to competition, West Penn continues to provide regulated T&D services to customers in its service area at rates approved by the Pennsylvania PUC and the Federal Energy Regulatory Commission (FERC). West Penn is the electricity provider of last resort for those customers who decide not to choose another electricity supplier.
   The Pennsylvania PUC order dated November 19, 1998, authorized West Penn's recovery of $670 million of transition costs during the transition period (1999 through 2008). In 1999, West Penn issued $600 million of transition bonds to "securitize" most of the transition costs. As a result of the "securitization" of transition costs, West Penn is authorized by the Pennsylvania PUC to collect an intangible transition charge to provide revenues to service the transition bonds and the CTC was correspondingly reduced.
   Actual CTC revenues billed to customers in 2000 and 1999 totaled $7.6 million and $92.7 million, respectively, net of gross receipts tax and a separate agreement with one customer to accelerate the recovery of CTC. Through December 31, 2000, the Company has recorded a regulatory asset of $25.3 million for the difference in the authorized CTC revenues, adjusted for securitization savings to be shared with customers and the actual transition revenues billed to customers. The Pennsylvania PUC has approved the recovery of this regulatory asset through a true-up mechanism.
   On December 20, 2000, the Pennsylvania PUC issued an order authorizing West Penn to defer the cumulative underrecovery of the "unsecuritized" transition costs as a regulatory asset for full and complete recovery.

NOTE C: ACCOUNTING FOR THE EFFECTS OF PRICE DEREGULATION
In 1997, the EITF issued No. 97-4, "Deregulation of the Pricing of Electricity-Issues Related to the Application of FASB Statement Nos. 71 and 101." The EITF agreed that when a rate order that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued, the entity should cease to apply SFAS No. 71 to that separable portion of its business.
   As required by EITF 97-4, Monongahela Power and Potomac Edison discontinued the application of SFAS No. 71 for their West Virginia jurisdictions' electric generation operations in the first quarter of 2000 and for their Ohio and Virginia jurisdictions' electric generation operations in the fourth quarter of 2000. Monongahela Power and Potomac Edison recorded after-tax charges of $63.1 million and $13.9 million, respectively, to reflect the unrecoverable net regulatory assets that will not be collected from customers and to record a rate stabilization obligation. This charge is classified as an extraordinary charge under the provisions of SFAS No. 101, "Accounting for the Discontinuation of Application of FASB Statement No. 71."


 (Millions of dollars)                     Gross   Net-of-Tax
   Unrecoverable regulatory assets         $70.7      $42.7
   Rate stabilization obligation            56.8       34.3
   Total 2000 extraordinary charge        $127.5      $77.0


   On December 23, 1999, the Maryland PSC approved a settlement agreement dated September 23, 1999, setting forth the transition plan to deregulate electric generation for Potomac Edison's Maryland jurisdiction. Potomac Edison discontinued the application of SFAS No. 71 for its Maryland jurisdiction electric generation operations in the fourth quarter of 1999. As a result, Potomac Edison recorded an extraordinary charge of $26.9 million ($17.0 million after taxes), reflecting the impairment of certain generating assets as determined under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on the expected future cash flows and net regulatory assets associated with generating assets that will not be collected from customers as shown below:


(Millions of dollars)                   Gross    Net-of-Tax
 Impaired generating assets             $14.5       $9.9
 Net regulatory assets                   12.4        7.1
  Total 1999 extraordinary charge       $26.9      $17.0


   On May 29, 1998, the Pennsylvania PUC issued an order approving a transition plan for West Penn. This order was subsequently amended by a settlement agreement approved by the Pennsylvania PUC on November 19, 1998. Based on the Pennsylvania PUC order and subsequent settlement agreement, West Penn discontinued the application of SFAS No. 71 to its generation operations in the second quarter of 1998.
   West Penn recorded an extraordinary charge of $466.9 million ($275.4 million after taxes) under the provisions of SFAS No. 101 in 1998 to reflect the disallowances of certain costs in the Pennsylvania PUC's May 29, 1998, order, as revised by the Pennsylvania PUC-approved November 19, 1998, settlement agreement. The charge reflects adverse power purchase commitments (commitments to purchase power at prices above market prices for electricity), the impairment of the investment in the Bath County pumped-storage plant, and net regulatory assets that will not be collected from customers under the Pennsylvania PUC's order and settlement agreement as follows:


(Millions of dollars)                                    Gross    Net-of-Tax
AES Beaver Valley nonutility generation contract         $197.5     $116.5
Impairment of Bath County pumped-storage plant            165.6       97.7
Net regulatory assets                                     103.8       61.2
  Total 1998 extraordinary charge                        $466.9     $275.4


   On December 31, 2000, the Company's reserve for adverse power purchase commitments was $303.2 million, based on the Company's forecast of future energy revenues and other factors. A change in the estimated energy revenues or other factors could have a material effect on the amount of the reserve for adverse power purchases.
   In addition to the 1998 extraordinary charge, West Penn recorded an additional charge against income in 1998 of $40.3 million ($23.7 million after taxes) associated with a rate refund and development of renewable energy programs as required by the Pennsylvania settlement agreement.
   The consolidated balance sheet includes the amounts listed below for generation assets not subject to SFAS No.
71. The final one-third of West Penn's generating assets was transferred to Allegheny Energy Supply on January 2, 2000. In August 2000, the Company transferred approximately 2,100 MW of generating assets of Potomac Edison to Allegheny Energy Supply.


                                             December   December
(Millions of dollars)                          2000        1999
Property, plant, and equipment               $4,233.9   $2,690.1
Amounts under construction included above       123.0      101.8
Accumulated depreciation                     (2,063.4)  (1,239.0)


NOTE D: OTHER COMPREHENSIVE INCOME
The Company had no elements of other comprehensive income for the years-ended December 31, 1999, and 1998. The components of consolidated comprehensive income for the year-ended December 31, 2000, were as follows:


(Millions of dollars)                                          2000
Consolidated net income                                       $236.6
Other comprehensive income:
Unrealized holding (losses) arising during the
  period on available-for-sale securities, net of tax           (1.3)
Consolidated comprehensive income                             $235.3


   On July 13, 2000, the Company sold its 50 percent ownership in Allegheny Hyperion Telecommunications, LLC, to Adelphia Business Solutions (Adelphia) for 330,000 shares of Adelphia's Class A Common Stock. The 330,000 shares of common stock are classified as available-for-sale marketable securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 2000, the fair value of the 330,000 shares of Adelphia common stock was $1.4 million and an unrealized loss of $2.2 million ($1.3 million net of tax) was recorded in other comprehensive income.

NOTE E: ACQUISITIONS
On August 18, 2000, Monongahela Power completed the purchase of Mountaineer Gas, a natural gas sales, transportation, and distribution company serving southern West Virginia and the northern and eastern panhandles of West Virginia, from Energy Corporation of America. The acquisition included the assets of Mountaineer Gas Services, which operates natural gas-producing properties, natural gas-gathering facilities, and intrastate transmission pipelines. The acquisition increased the Company's number of gas customers in West Virginia by about 200,000 in a region where the Company already provides energy services.
   Monongahela Power acquired Mountaineer Gas for approximately $326 million, which includes the assumption of $100.1 million of existing long-term debt. The acquisition has been recorded using the purchase method of accounting. The table below shows the allocation of the purchase price to assets and liabilities acquired:


(Millions of Dollars)
 Purchase price                                          $325.7
 Direct costs of the acquisition                            3.9
     Total acquisition cost                               329.6
 Less assets acquired:
  Utility plant                                           300.5
  Accumulated depreciation                               (144.8)
    Utility plant, net                                    155.7
 Investments and other assets
  Current assets                                           47.8
  Deferred charges                                         12.6
     Total assets acquired (excluding goodwill)           216.1
 Add liabilities assumed:
  Current liabilities                                      50.1
  Deferred credits and other liabilities                   12.4
     Total liabilities assumed                             62.5
Excess of cost of net assets acquired                    $176.0


   The Company is amortizing the excess of cost over net assets acquired on a straight-line basis over 40 years. The Company's acquisition of Mountaineer Gas is immaterial for the purpose of providing the supplemental disclosures required by Accounting Principles Board (APB) Opinion No. 16, "Business Combinations."
   In December 1999, Monongahela Power acquired the assets of West Virginia Power for approximately $95 million. In conjunction with this acquisition, the Company purchased the assets of a heating, ventilation, and air conditioning business for $2.1 million. The acquisition increased property, plant, and equipment and accumulated depreciation by $105 million and $35.4 million, respectively. Also, $27.5 million was recorded as the excess of cost over net assets acquired and is being amortized on a straight-line basis over 40 years.

NOTE F: EXTRAORDINARY CHARGE ON LOSS ON REACQUIRED DEBT
During 1999, West Penn reacquired $525 million of outstanding first mortgage bonds and recorded a loss of $17 million ($10 million after taxes) associated with this transaction. In accordance with APB Opinion No. 26, "Early
Extinguishment of Debt," and SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," this amount is classified as an extraordinary item in the consolidated statement of operations.

NOTE G: INCOME TAXES
Details of federal and state income tax provisions are:

(Thousands of dollars)                                       2000       1999       1998
 Income taxes - current:
  Federal                                                    $146,519   $100,724   $114,319
  State                                                        25,751     26,156     33,385
    Total                                                     172,270    126,880    147,704
 Income taxes - deferred, net of amortization                  23,923     48,461     28,920
 Income taxes - deferred, extraordinary charge                (50,450)   (16,885)  (191,480)
 Amortization of deferred investment credit                    (7,836)    (8,426)    (7,922)
    Total income taxes                                        137,907    150,030    (22,778)
 Income taxes - charged to other income and deductions         (3,556)    (2,474)      (306)
 Income taxes - credited to extraordinary charge               50,450     16,885    191,480
 Income taxes - charged to operating income                  $184,801   $164,441   $168,396


   The total provision for income taxes is different from the amount produced by applying the federal income statutory tax rate of 35 percent to financial accounting income, as set forth below:


(Thousands of dollars)                                                 2000       1999       1998
Income before preferred stock dividends and redemption premiums,
  income taxes, and extraordinary charge                               $503,493   $460,793   $440,655
Amount so produced                                                      176,223    161,278    154,229
Increased (decreased) for:
  Tax deductions for which deferred tax was not provided:
    Lower tax depreciation                                                6,150      6,500      6,700
    Plant removal costs                                                  (9,107)    (9,100)    (2,400)
  State income tax, net of federal income tax benefit                    18,828     14,100     20,200
  Amortization of deferred investment tax credit                         (7,836)    (8,426)    (7,922)
  Other, net                                                                543         89     (2,411)
      Total                                                            $184,801   $164,441   $168,396


   The provision for income taxes for the extraordinary charges is different from the amount produced by applying the federal income statutory tax rate of 35 percent to the gross amount, as set forth below:


(Thousands of dollars)                                                 2000       1999       1998
 Extraordinary charge before income taxes                           $127,472    $43,853   $466,905
 Amount so produced                                                  $44,615    $15,349   $163,417
 Increased for state income tax, net of federal income tax benefit     5,834      1,536     28,062
   Total                                                             $50,449    $16,885   $191,479


   Federal income tax returns through 1995 have been examined and settled. At December 31, the deferred tax assets and liabilities consisted of the following:


(Thousands of dollars)                                   2000       1999
 Deferred tax assets:
  Recovery of transition costs                         $119,530    $141,844
  Unamortized investment tax credit                      53,718      72,845
  Tax interest capitalized                               35,775      35,760
  Postretirement benefits other than pensions            39,544      31,662
  Contributions in aid of construction                   21,812      23,387
  Unbilled revenue                                       12,828      13,105
  Deferred power costs, net                               8,645      16,741
  Reserve for uncollectibles                             12,692      10,044
  Other                                                 128,887      47,472
                                                        433,431     392,860
 Deferred tax liabilities:
  Book vs. tax plant basis differences, net           1,214,406   1,207,465
  Other                                                  91,663      75,861
                                                      1,306,069   1,283,326
Total net deferred tax liabilities                      872,638     890,466
Portion above included in current assets                 15,665      30,477
Total long-term net deferred tax liabilities           $888,303    $920,943


NOTE H: DIVIDEND RESTRICTION
Supplemental indentures relating to certain outstanding bonds of Monongahela Power contain dividend restrictions under the most restrictive of which $76,384,000 of the Company's consolidated retained earnings at December 31, 2000, is not available for cash dividends on Monongahela Power's common stock, except that a portion thereof may be paid as cash dividends where concurrently an equivalent amount of cash is received by Monongahela Power as a capital contribution or as the proceeds of the issue and sale of shares of its common stock.

NOTE I: SHORT-TERM DEBT
To provide interim financing and support for outstanding commercial paper, lines of credit have been established with several banks. The Company and its regulated subsidiaries have fee arrangements on all of their lines of credit and no compensating balance requirements. At December 31, 2000, unused lines of credit with banks were $565 million. In addition to bank lines of credit, an internal money pool accommodates intercompany short-term borrowing needs, to the extent that certain of the regulated companies have funds available. Short-term debt outstanding for 2000 and 1999 consisted of:


(Thousands of dollars)                                                       2000                1999
 Balance and interest rate at end of year:
  Commercial paper                                                 $672,214 - 6.82%   $641,095 - 5.98%
  Notes payable to banks                                             50,015 - 6.90%
 Average amount outstanding and interest rate during the year:
  Commercial paper                                                  717,231 - 6.46%    418,166 - 5.41%
  Notes payable to banks                                             19,038 - 6.18%     25,098 - 5.22%


NOTE J: ENERGY TRADING ACTIVITIES
The Company enters into contracts for the purchase and sale of electricity in the wholesale market. Allegheny Energy Supply's wholesale market activities consist of buying and selling over-the-counter contracts for the purchase and sale of electricity. The majority of these are forward contracts representing commitments to purchase and sell at fixed prices in the future. These contracts require physical delivery. Allegheny Energy Supply also uses option contracts to buy and sell electricity at fixed prices in the future.
   During 2000, Allegheny Energy Supply substantially increased the volume of its wholesale electricity trading activities principally due to the completion of the construction or acquisition of additional generating capacity and the consequent ability those assets afford to conduct power transactions. Allegheny Energy Supply also anticipates the expansion of additional generating capacity through construction and acquisition activities in future years as a result of announcements made in the fourth quarter of 2000. Based upon the Company's continual evaluation of its business activities under the provisions of EITF Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," the Company concluded that Allegheny Energy Supply's wholesale electricity activities now represent trading activities. EITF Issue No. 98-10 requires contracts entered into in connection with energy trading be marked to fair value on the balance sheet, with all changes in fair value recorded as gains and losses on the statement of operations.
   The wholesale electricity trading contracts representing an unrealized gain position are reported as "Commodity Contract" assets in the current assets section of the balance sheet. The wholesale electricity trading contracts representing an unrealized loss position are reported as "Commodity Contract" liabilities in the current liabilities section of the balance sheet. At December 31, 2000, the fair value of the "Commodity Contract" assets and liabilities related to wholesale electricity-trading activities was $234.5 million and $224.6 million, respectively. A net gain of $8.4 million, before tax, was recorded to the statement of operations, as part of operating revenues - unregulated generation, to reflect the fair value of Allegheny Energy Supply's energy trading contracts.

NOTE K: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." Effective January 1, 2001, the Company will implement the requirements of these accounting standards.
   These Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement or other comprehensive income and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is expected to increase the volatility in reported earnings and other comprehensive income.
   The Company has completed an inventory of financial instruments, commodity contracts, and other commitments for the purpose of identifying and assessing all of its derivatives. The Company determined the fair value of the derivatives, designated certain derivatives as hedges, and assessed the effectiveness of those derivatives as hedges.
   Allegheny Energy Supply will record an asset of $1.5 million on its 2001 balance sheet based on the fair value of the two cash flow hedge contracts at January 1, 2001. An offsetting amount will be recorded in other comprehensive income as a change in accounting principle as provided by
SFAS No. 133.   Allegheny Energy Supply anticipates that the
amounts accumulated in other comprehensive income related to these contracts will be reclassified to earnings during July and August of 2001, when the hedged transactions are recorded.
   Allegheny Energy Supply will also record certain option contracts that meet the derivative criteria in SFAS No. 133, which do not qualify for special hedge accounting.
Allegheny Energy Supply will record an asset of $0.1 million and a liability of $52.4 million on its balance sheet based on the fair value of these contracts at January 1, 2001. The majority of this liability is related to one contract. The terms of this three-year contract entered into on January 1, 1999, provides the counterparty with the right to purchase, at a fixed price, 270 MW of electricity per hour until December 31, 2001. The fair value of this contract represented a liability of approximately $52.3 million on January 1, 2001. The liability associated with this contract will reduce to zero at December 31, 2001, with the expiration of the contract. The fair value of these contracts will fluctuate over time due to changes in the underlying commodity prices that are influenced by various market factors, including the weather and availability of regional electric generation and transmission capacity. In accordance with SFAS No. 133, Allegheny Energy Supply will record a charge of $31.2 million against earnings net of the related tax effect ($52.3 million before tax) in the first quarter of 2001 for these contracts as a change in accounting principle as of January 1, 2001.

NOTE L: CHANGE IN ACCOUNTING ESTIMATE
During 2000, the Company's operating expenses decreased by approximately $19.9 million ($11.9 million after taxes) due to the capital recovery and capitalization policies of Allegheny Energy Supply, as an unregulated generation company, which are different from the practices of the regulated utility subsidiaries. As a result, 2000 earnings per share increased $0.11.

NOTE M: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER
THAN PENSIONS
Net periodic (credit) cost for pension and postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents, of which approximately 21 percent was (credited) charged to plant construction, included the following components:



                                                                                                    Postretirement Benefits
                                                                 Pension Benefits                   Other Than Pensions
(Thousands of dollars)                                           2000       1999       1998         2000       1999       1998

 Components of net periodic (credit) cost:
  Service cost                                                   $15,808    $15,350    $14,316      $2,755     $2,677       $2,566
  Interest cost                                                   52,463     47,068     46,743      13,707     13,418       14,346
  Expected return on plan assets                                 (70,928)   (65,456)   (61,280)     (7,015)    (6,217)      (6,163)
  Amortization of unrecognized transition (asset) obligation      (3,152)    (3,146)    (3,146)      6,433      6,433        6,433
  Amortization of prior service cost                               2,386      2,386      2,360
  Recognized actuarial gain                                       (1,206)                           (1,837)      (119)
   Periodic (credit) cost                                         (4,629)    (3,798)    (1,007)     14,043     16,192       17,182
 Reversal of previous deferrals                                                            760
 Net periodic (credit) cost                                      ($4,629)   ($3,798)     ($247)     $14,043    $16,192     $17,182


Postretirement Benefits

The discount rates and rates of compensation increases used in determining the benefit obligations at September 30, 2000, 1999, and 1998, and the expected long-term rate of return on assets in each of the years 2000, 1999, and 1998 were as follows:


                                        2000       1999       1998         2000       1999       1998
 Discount rate                          7.75%      7.50%      7.00%        7.75%      7.50%      7.00%
  Expected return on plan assets        9.00%      9.00%      9.00%        9.00%      8.25%      8.25%
  Rate of compensation increase         4.50%      4.50%      4.00%        4.50%      4.50%      4.00%


   For postretirement benefits other than pensions measurement purposes, a health care cost trend rate of 6.5 percent for 2001 and beyond and plan provisions, which limit future medical and life insurance benefits, were assumed. Because of the plan provisions, which limit future benefits, the assumed health care cost trend rate has a limited effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:


                                                              1-Percentage-Point    1-Percentage-Point
(Thousands of dollars)                                                  Increase              Decrease
 Effect on total service and interest cost components                     $276                  ($264)
 Effect on postretirement benefit obligation                             2,571                 (2,598)


The amounts (prepaid) accrued at December 31, using a measurement date of September 30, included the following components:


                                                             Pension Benefits            Other Than Pensions
(Thousands of dollars)                                       2000       1999             2000         1999

 Change in benefit obligation:
  Benefit obligations at beginning of year                   $691,528   $692,937         $181,324   $196,282
  Service cost                                                 15,808     15,350            2,755      2,677
  Interest cost                                                52,463     47,068           13,707     13,418
  Plan amendments                                                 132
  Effect of acquisitions                                       40,176                      11,524
  Actuarial (gain) loss                                       (21,484)   (21,369)         (16,877)   (20,159)
  Benefits paid                                               (43,765)   (42,458)          (9,317)   (10,894)
    Benefit obligation at December 31                         734,858    691,528          183,116    181,324
 Change in plan assets:
  Fair value of plan assets at beginning of year              817,652    801,348           84,277     74,773
  Actual return on plan assets                                 86,065     50,914            9,200     10,864
  Employer contribution                                                    7,848            5,214      4,406
  Effect of acquisitions                                       26,741
  Benefits paid                                               (43,765)   (42,458)          (4,736)    (5,766)
    Fair value of plan assets at December 31                  886,693    817,652           93,955     84,277
 Plan assets (in excess of) less than benefit obligation     (151,835)  (126,124)          89,161     97,047
 Unrecognized transition asset (obligation)                                3,152          (77,194)   (83,627)
 Unrecognized net actuarial gain                              143,953    115,193           61,287     46,140
 Unrecognized prior service cost due to plan amendments       (18,174)   (20,428)
 Fourth quarter contributions and benefit payments               (324)                     (5,816)    (6,203)
 (Prepaid) accrued at December 31                            ($26,380)  ($28,207)         $67,438    $53,357


   The Company acquired West Virginia Power and Mountaineer Gas in December 1999 and August 2000, respectively. The effect of these acquisitions on the Company's benefit obligations and plan assets for pensions and postretirement benefits other than pensions is shown above as the effect of acquisitions.
   The pension unrecognized transition asset was amortized over 14 years beginning January 1, 1987, and the postretirement benefits other than pensions unrecognized transition obligation is being amortized over 20 years beginning January 1, 1993.

NOTE N: STOCK-BASED COMPENSATION
Under the Company's Long-term Incentive Plan, options may be granted to officers and key employees. Ten million shares of the Company's common stock have been authorized for issuance under the Long-term Incentive Plan. The Long-term Incentive Plan, which was implemented during 1998, provides vesting periods of one to seven years, with options remaining exercisable until 10 years from the date of grant. There were 7,000 exercisable options at December 31, 2000.
   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company follows APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for employee stock options. Under APB No. 25, because the exercise price of stock options awarded under the Company's Long-term Incentive Plan equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. SFAS No. 123 requires disclosure of pro-forma information regarding the net income and earnings per share effect of the option grants. The information presented below has been determined as if the stock options had been accounted for under the fair value method of that statement. There were no stock options granted during 1998. The weighted average fair value of the 2000 and 1999 options was $10.25 and $5.07 per share, respectively. The fair values were estimated at the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:



                                2000       1999
Risk-free interest rate         6.50%      6.24%
Expected lives - years            10         10
Expected stock volatility      28.65%     22.83%
Dividend yield                  5.52%      5.83%


   Under SFAS No. 123, the Company's consolidated net income and earnings per share would have been reduced to the following pro-forma amounts:


                                             2000         1999
Consolidated net income (in thousands)
  As reported                                $236,629   $258,421
  Pro-forma                                  $235,315   $258,166
Earnings per share (basic and diluted):
  As reported                                   $2.14      $2.22
  Pro-forma                                     $2.13      $2.22


   A summary of the status of the stock options granted under the Company's Long-term Incentive Plan as of December
31, 2000, is as follows:


                                                          Weighted
                                                          Average
                                            Shares        Price

Outstanding at December 31, 1999             1,119,200    $31.351
 Granted                                       647,500     42.109
 Exercised
 Forfeited                                       1,000     33.813
Outstanding at December 31, 2000             1,765,700    $35.295


The following summarizes the stock options outstanding at December 31, 2000:

                                                                       Weighted
                                        Weighted                        Average
                               Range     Average     Remaining        Remaining
Plan                     of Exercise    Exercise     Outstanding    Contractual
Year                          Prices       Price     at 12/31/00           Life


2000              $31.488 to $48.188      $42.109     647,500       10 years
1999              $30.188 to $33.813      $31.349   1,118,200        9 years


   Under the Company's Long-term Incentive Plan (formerly the Performance Share Plan), certain officers of the Company and its subsidiaries may receive awards based on meeting specific shareholder and customer performance rankings. The Company recognized compensation expense in 2000, 1999, and 1998 of $3.7 million, $1.1 million, and $2.0 million, respectively.

NOTE O: REGULATORY ASSETS AND LIABILITIES
Certain of the Company's regulated operations are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets, net of regulatory liabilities, reflected in the consolidated balance sheet at December 31 relate to:


(Thousands of dollars)                                                            2000       1999
 Long-term assets (liabilities), net:
  Income taxes, net                                                            $262,927   $306,247
  Pennsylvania stranded cost recovery (CTC)                                     231,137    251,903
  Pennsylvania CTC true-up                                                       25,253     20,004
  Pennsylvania pilot deferred revenue                                                        9,040
  Postretirement benefits                                                                    6,229
  Pennsylvania tax increases                                                      8,188      3,520
  Storm damage                                                                      577        850
  Demand-side management                                                         (3,002)       184
  Deferred revenues                                                              (8,785)   (14,900)
  Rate stabilization deferral                                                   (56,750)
  Other, net                                                                     (1,071)     2,027
   Subtotal                                                                     458,474    585,104
  Eastalco profit sharing (reported in other deferred charges/debit)                         1,385
  Deferred power costs, net (reported in other deferred charges/credits)                    (9,900)
   Subtotal                                                                     458,474    576,589
 Current assets (liabilities), net (reported in other current assets/liabilities):
  CTC recovery                                                                   22,049     23,957
  Income taxes, net                                                               1,068      1,847
  Deferred power costs, net                                                     (15,338)   (12,880)
  Deferred revenues                                                             (10,456)   (19,949)
   Subtotal                                                                      (2,677)    (7,025)
    Net regulatory assets                                                      $455,797   $569,564


See Notes B and C starting on pages 49 and 51, respectively, for a discussion of deregulation plans in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia.

NOTE P: FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair value of financial instruments at December 31 were as follows:


                                       2000                    1999
                                   Carrying        Fair    Carrying       Fair
(Thousands of dollars)               Amount      Value       Amount      Value

 Assets:
  Temporary cash investments         $3,241     $3,241      $44,831    $44,831
  Life insurance contracts          100,594    100,594       94,168     94,168
  Available-for-sale security         1,403      1,403
 Liabilities:
  Short-term debt                   722,229    722,229      641,095    641,095
  Long-term debt and QUIDS        2,731,683  2,755,401    2,468,407  2,370,723


   The carrying amount of temporary cash investments, as well as short-term debt, approximates the fair value because of the short maturity of those instruments. The fair value of the life insurance contracts was estimated based on cash surrender value. The fair value of the available-for-sale security, long-term debt, and QUIDS was estimated based on actual market prices or market prices of similar issues.

NOTE Q: CAPITALIZATION
Common Stock In March 1999, the Company announced a stock repurchase program that authorized the repurchase of common stock worth up to $500 million from time to time at price levels the Company deemed attractive. The Company purchased
12 million shares of its common stock in 1999 at an aggregate cost of $398.4 million. There were no additional shares purchased in 2000.

Preferred Stock West Penn called or redeemed all outstanding shares of its cumulative preferred stock with a combined par value of $79.7 million plus redemption premiums of $3.3 million on July 15, 1999, with proceeds from new $84 million, five-year unsecured medium-term notes issued in the second quarter of 1999 at a 6.375% coupon rate. Potomac Edison called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $0.5 million on September 30, 1999, with funds on hand. Monongahela Power's outstanding preferred stock is entitled on voluntary liquidation to its then-current call price and, on involuntary liquidation, to $100 a share.

Long-Term Debt and QUIDS Maturities for long-term debt in thousands of dollars for the next five years are: 2001, $160,184; 2002, $214,105; 2003, $250,071; 2004, $157,714;
and 2005, $373,019. Substantially all of the properties of Monongahela Power and Potomac Edison are held subject to the lien securing their first mortgage bonds. Some properties of Allegheny Energy Supply and Monongahela Power are also subject to a second lien securing certain pollution control and solid waste disposal notes.
   On March 1, 2000, $75 million of Potomac Edison's 5 7/8% series first mortgage bonds matured; Monongahela Power's $65 million of 5 5/8% series first mortgage bonds matured April 1, 2000; and in March, June, September, and December of 2000, West Penn redeemed $46.8 million of class A-1 6.32% transition bonds.
   On June 1, 2000, Potomac Edison issued $80 million floating rate private placement notes, due May 1, 2002, assumable by Allegheny Energy Supply upon its acquisition of Potomac Edison's Maryland electric generating assets. In August 2000, after the Potomac Edison generating assets were transferred to Allegheny Energy Supply, the notes were remarketed as Allegheny Energy Supply floating rate (three-month London Interbank Offer Rate (LIBOR) plus .80%) notes with the same maturity date. No additional proceeds were received.
   On August 18, 2000, Monongahela Power borrowed $61.0 million, under a senior credit facility, at a rate of 7.18% with a maturity of November 20, 2000. On November 20, 2000, Monongahela Power paid off the original $61 million borrowing and borrowed $100 million at a rate of 7.21% with a maturity of May 21, 2001. The facility will be transferred to Allegheny Energy Supply concurrent with the transfer of Monongahela Power's West Virginia generating assets.
   On August 18, 2000, the Company issued $165.0 million aggregate principal amount of its 7.75% notes due August 1, 2005. The Company contributed $162.5 million of the proceeds from its financing to Monongahela Power. Monongahela Power used the proceeds from the Company, and the $61 million borrowed under the senior note credit facility (as discussed above) in connection with the purchase of Mountaineer Gas.
   As part of the purchase of Mountaineer Gas on August 18, 2000, Monongahela Power assumed $100.1 million of existing Mountaineer Gas debt. This debt consists of several senior unsecured notes and a promissory note with fixed interest rates between 7.00% and 8.09%, and maturity dates between April 4, 2009, and October 31, 2019.
   On November 7, 2000, the Company also issued unsecured notes in an aggregate principal amount of $135.0 million bearing an interest rate of 7.75% due 2005. These notes were a further issuance of, and form a single series with, the $165.0 million aggregate principal amount of the Company's 7.75% notes issued on August 18, 2000, as discussed above.
   During 1999, West Penn reacquired all of its outstanding $525 million of first mortgage bonds. See Note F for additional details.
   In November 1999, West Penn Funding, LLC, issued $600 million of transition bonds as authorized by the Pennsylvania PUC (see Note B). The transition bonds are secured by the collection of transition costs through a nonbypassable charge to customers in the West Penn service area.

NOTE R: BUSINESS SEGMENTS
The Company's principal operating segments are regulated operations, unregulated generation, and other. Prior to the second quarter of 2000, the Company reported operating segments consisting of utility and nonutility operations. The Company has restated prior period segment information.
   The regulated operations segment, previously reported as the utility segment, consists of the subsidiaries Monongahela Power, including Mountaineer Gas, Potomac Edison, and West Penn. The regulated operations segment operates electric T&D systems and natural gas distribution systems and generates electric energy in regulatory jurisdictions that have not implemented deregulation of electric generation.
   The unregulated generation segment, previously reported in the nonutility segment, consists primarily of the Company's subsidiaries Allegheny Energy Supply and its majority-owned subsidiary, AGC. Allegheny Energy Supply is an unregulated energy production and marketing subsidiary that markets competitive wholesale electricity in the eastern half of the United States and retail electricity regionally in states where customer choice has been implemented. AGC owns and sells generating capacity to its parents Allegheny Energy Supply and Monongahela Power.
   The other segment, previously reported in the nonutility segment, consists primarily of Allegheny Ventures, an unregulated subsidiary that develops new business opportunities including telecommunications.
   Business segment information for 2000, 1999, and 1998 is summarized on page 60. Significant transactions between reportable segments are eliminated to reconcile the segment information to consolidated amounts. The identifiable assets information does not reflect the elimination of intercompany balances or transactions that are eliminated in the Company's consolidated financial statements.


(Thousands of dollars)                                  2000       1999       1998

 Operating revenues:
  Regulated operations                               $2,635,022  $2,310,079  $2,330,264
  Unregulated generation                              2,281,535     879,417     240,275
  Other                                                  22,624       8,881       6,708
  Eliminations                                         (927,329)   (389,936)       (811)
 Depreciation and amortization:
  Regulated operations                                  194,463     197,955     264,611
  Unregulated generation                                 52,436      58,937       5,662
  Other                                                   1,034         564         106
 Federal and state income taxes:
  Regulated operations                                  142,815     131,228     178,930
  Unregulated generation                                 40,708      32,836     (10,151)
  Other                                                   1,278         377        (383)
 Operating income:
  Regulated operations                                  408,381     395,426     449,762
  Unregulated generation                                126,199      78,827      (9,303)
  Other                                                   1,643         394        (952)
 Interest charges, preferred dividends, and preferred
     redemption premiums:
  Regulated operations                                  205,178     162,348     176,073
  Unregulated generation                                 41,274      31,869      10,153
  Other                                                     264           2           6
  Eliminations                                          (18,820)    (1,516)
Consolidated income before extraordinary charge:
  Regulated operations                                  227,751     236,471     283,323
  Unregulated generation                                 83,699      49,135     (19,604)
  Other                                                   2,202        (217)       (711)
 Extraordinary charge, net:
  Regulated operations                                   77,023      26,968     275,426
 Capital expenditures:
  Regulated operations                                  207,605     266,205      229,362
  Regulated operations - acquisition of businesses      228,826      98,714
  Unregulated generation                                181,957     131,020          875
  Other                                                  13,630      16,140        5,330

                                                                   December     December
                                                                   31, 2000     31, 1999
 Identifiable assets:
  Regulated operations                                             $4,918,316 $5,293,394
  Unregulated generation                                            2,714,607  1,518,074
  Other                                                                64,094     40,973



See Notes C and F for a discussion of extraordinary charge, net.

NOTE S: COMMITMENTS AND CONTINGENCIES
Construction and Capital Program The subsidiaries have entered into commitments for their construction and capital programs for which expenditures are estimated to be $2,231.5 million for 2001 and $543.4 million for 2002. Construction expenditure levels in 2003 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the Clean Air Act Amendments of 1990 (CAAA) and the extent to which environmental initiatives currently being considered become mandated. The Company estimates that its management of emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.
   The Company has announced the construction and acquisition of various generating facilities planned for completion in 2001 through 2005. Also, the Company has announced the acquisition of Merrill Lynch's energy trading and commodity marketing unit and a financial services firm (see Note T). The estimated cost of the generating facilities under construction and acquisitions announced by the Company is approximately $3.1 billion.
   On November 14, 2000, the Company announced the acquisition of three natural gas-fired merchant generating facilities totaling 1,710 MW located in the Midwest from Enron North America (Enron). The completion of the transaction requires certain regulatory approvals, including approval by the SEC. The agreement between Enron and the Company requires that the parties close on the transaction prior to May 31, 2001. In the event that closing does not occur prior to May 31, 2001, because SEC approval has not been obtained, the Company would be required to pay a termination fee of approximately $41 million to Enron.

Environmental Matters and Litigation
The companies are subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require them to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.
   The Environmental Protection Agency's (EPA) nitrogen oxides (NOX) State Implementation Plan (SIP) call regulation has been under litigation and, on March 3, 2000, the District of Columbia Circuit Court of Appeals issued a decision that basically upheld the regulation. However, state and industry litigants filed an appeal of that decision in April 2000. On June 23, 2000, the Court denied the request for the appeal. Although the Court did issue an order to delay the compliance date from May 1, 2003, until May 31, 2004, both the Maryland and Pennsylvania state rules to implement the EPA NOX SIP call regulation still require compliance by May 1, 2003. West Virginia has issued a proposed rule that would postpone compliance until May 1, 2005. However, the EPA Section 126 petition regulation also requires the same level of NOX reductions as the EPA NOX SIP call regulation with a May 1, 2003, compliance date. The EPA
Section 126 petition rule is also under litigation in the District of Columbia Circuit Court of Appeals, with a decision expected by early 2001. The Company's compliance with such stringent regulations will require the installation of expensive post-combustion control technologies on most of its power stations. The Company's construction forecast includes the expenditure of $376.9 million of capital costs during the 2001 through 2004 period to comply with these regulations. Approximately $63.5 million was spent in 2000.
   On August 2, 2000, the Company received a letter from the EPA requiring it to provide certain information on 10 of its electric generating stations: Albright, Armstrong, Fort Martin, Harrison, Hatfield's Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith, and Willow Island. Allegheny Energy Supply and Monongahela Power now own these electric generating stations. The letter requested information under
Section 114 of the federal Clean Air Act to determine compliance with federal Clean Air Act and state implementation plan requirements, including potential application of federal New Source Performance Standards. In general, such standards can require the installation of additional air pollution control equipment upon the major modification of an existing facility. The Company submitted these records in January 2001. The eventual outcome of the EPA investigation is unknown.
   Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in many cases. The Company believes its generating facilities have been operating in accordance with the Clean Air Act and the rules implementing the Act. The experience of other utilities, however, suggests that, in recent years, the EPA may well have revised its interpretation of the rules regarding the determination of whether an action at a facility constitutes routine maintenance, which would not trigger the requirements of the New Source Performance Standards, or a major modification of the facility, which would require compliance with the New Source Performance Standards. If federal New Source Performance Standards were to be applied to these generating stations, in addition to the possible imposition of fines, compliance would entail significant expenditures. In connection with the deregulation of generation, the Company has agreed to rate caps in each of its jurisdictions, and there are no provisions under those arrangements to increase rates to cover such expenditures.
   In December 2000, the EPA issued a decision to regulate coal- and oil-fired electric utility mercury emissions under Title III, Section 112 of the 1990 Clean Air Act Amendments. The EPA plans to issue a proposed regulation by December 2003 and a final regulation by December 2004. The timing and level of required mercury emission reductions are unknown at this time.
   On March 4, 1994, Monongahela Power, Potomac Edison, and West Penn received notice that the EPA had identified them as potentially responsible parties (PRPs) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, with respect to a Superfund Site. There are approximately 175 other PRPs involved. A final determination has not been made for the Company's share of the remediation costs based on the amount of materials sent to the site. However, the Company estimates that its share of the cleanup liability will not exceed $1 million, which has been accrued as a liability at December 31, 2000.
   Monongahela Power, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases involving multiple plaintiffs. While the Company believes that all of the cases are without merit, the Company cannot predict the outcome of the litigation. The Company has accrued a reserve of $5.4 million as of December 31, 2000, related to the asbestos cases as the potential cost to settle the cases to avoid the anticipated cost of defense.
   The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified the Company of their intent to commence civil actions against the Company or certain of its subsidiaries alleging violations at the Fort Martin Power Station under the federal Clean Air Act, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Other governmental authorities may commence similar actions in the future. Fort Martin is a station located in West Virginia and is now jointly owned by Allegheny Energy Supply and Monongahela Power. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, the Company and its subsidiaries are not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.
   In the normal course of business, the Company and its subsidiaries become involved in various legal proceedings. The Company and its subsidiaries do not believe that the ultimate outcome of these proceedings will have a material effect on their financial position.

Leases
The Company has capital and operating lease agreements with various terms and expiration dates, primarily for vehicles, computer equipment, and communications lines.
The carrying amount of assets recorded under capitalized lease agreements included in property, plant, and equipment at December 31 consist of the following:


Thousands of dollars)                            2000       1999

Equipment                                      $44,346       $966
Building                                           741        790
Property held under capital leases             $45,087     $1,756



   At December 31, 2000, obligations under capital leases were as follows:


(Thousands of dollars)                                      2000       1999

Present value of minimum lease payments                   $45,087     $1,756
Obligations under capital leases due within one year       10,650        825
Obligations under capital leases non-current               34,437        931


   Total capital and operating lease rent payments of $33.5 million in 2000, $19.1 million in 1999, and $17.4 million in 1998 were recorded as rent expense in accordance with SFAS No. 71. Estimated minimum lease payments for capital and operating leases with annual rent exceeding $100,000 and initial or remaining lease terms in excess of one year are $25.0 million in 2001, $18.0 million in 2002, $20.0 million in 2003, $32.8 million in 2004, $28.7 million in 2005, and
$24.6 million thereafter.
   In November 2000, Allegheny Energy Supply consummated an operating lease transaction relating to the construction of a 540-MW combined-cycle generating plant located in Springdale, Pennsylvania. This transaction was structured to finance the construction of the plant with a maximum commitment amount of $318.4 million. Upon completion of the plant, a special purpose entity will lease the plant to Allegheny Energy Supply. Lease payments, to be recorded as rent expense, are estimated at $1.9 million per month, commencing during the second half of 2003 through 2005. Subsequently, Allegheny Energy Supply has the right to negotiate up to two five-year renewal terms or purchase the plant for the lessor's investment or sell the plant and pay the difference between the proceeds and the lessor's investment up to a maximum recourse amount of approximately $275 million.

Public Utility Regulatory Policies Act (PURPA)
Under PURPA, certain municipalities, businesses, and private developers have installed generating facilities at various locations in or near the Company's service areas, and sell electric capacity and energy to the Company at rates consistent with PURPA and ordered by the appropriate state commissions. The Company is committed to purchase 479 MW of on-line PURPA capacity. This includes 180 MW from the AES Warrior Run project, which came on-line in February 2000. Payments for PURPA capacity and energy in 2000 totaled approximately $204 million, before amortization of West Penn's adverse power purchase commitment, resulting in an average cost to the Company of 5.5 cents/kWh.
   As a result of the 1999 Maryland Restructuring Settlement, AES Warrior Run capacity and energy must be offered into the wholesale market over the life of the Electric Energy Purchase Agreement (PURPA contract). On November 29, 2000, the Maryland PSC approved a Power Sales Agreement (PSA) between Potomac Edison and the winning bidder for the period of January 1, 2001, through December 31, 2001. The cost of purchases from AES Warrior Run under the PURPA Contract not recovered through the market sale of the output will be recovered, dollar-for-dollar, from Maryland customers through a surcharge.
   The table below reflects the Company's estimated commitments for energy and capacity purchases under PURPA contracts as of December 31, 2000. The original length of these contracts varied from 28 to 44 years. Actual values can vary substantially depending upon future conditions. The table does not reflect the AES Warrior Run energy and capacity sold under the PSA.


Estimated Energy and Capacity Purchase Commitments

                            Amount
                           (Thousands
                 MWh        of dollars)

2001           3,889,208    $205,660
2002           3,889,208     206,564
2003           3,889,209     197,508
2004           3,898,978     190,716
2005           3,889,208     192,225
Thereafter    79,038,027   4,506,625


Fuel Commitments
The Company has entered into various long-term commitments for the procurement of fuels, primarily coal, to supply its generating plants. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company's fuel purchases totaled $552.2 million and $535.7 million in 2000 and 1999, respectively. In 2000, the Company purchased approximately 60% of its fuel from one vendor. Total estimated long-term fuel obligations at December 31, 2000, for the next five years were as follows:


Estimated Fuel Purchase Commitments

              Amount
             (Thousands
             of dollars)

2001         $189,652
2002          159,308
2003          129,370
2004          125,236
2005           95,815
Total        $699,381


Letters of Credit
Letters of credit are purchased guarantees that ensure the Company's performance or payment to third parties, in accordance with certain terms and conditions, which amounted to $18.2 million as of December 31, 2000.

NOTE T: SUBSEQUENT EVENTS
On January 8, 2001, the Company announced the signing of a definitive agreement to acquire Global Energy Markets (G.E.M.), Merrill Lynch's energy commodity marketing and trading unit. Under the agreement, Allegheny Energy Supply will acquire G.E.M. for $490 million, plus a two percent equity interest in Allegheny Energy Supply to be owned by Merrill Lynch. The acquisition is contingent upon regulatory approvals, including approval of the FERC. The Company expects the transaction to be closed in the first quarter of 2001. However, transfer of the two percent ownership interest (which is not required for closing) cannot occur until it is approved by the SEC.

REPORT OF MANAGEMENT

The management of the Company is responsible for the information and representations in the Company's financial statements. The Company prepares the financial statements in accordance with generally accepted accounting principles in the United States of America based upon available facts and circumstances and management's best estimates and judgments of known conditions.
   The Company maintains an accounting system and related system of internal controls designed to provide reasonable assurance that the financial records are accurate and that the Company's assets are protected. The Company's staff of internal auditors conducts periodic reviews designed to assist management in maintaining the effectiveness of internal control procedures. PricewaterhouseCoopers LLP, an independent accounting firm, audits the financial statements and expresses its opinion on them. The independent accountants perform their audit in accordance with auditing standards generally accepted in the United States of America.
   The Audit Committee of the Board of Directors, which consists of three outside Directors, meets periodically with management, internal auditors, and PricewaterhouseCoopers LLP to review the activities of each in discharging their responsibilities. The internal audit staff and PricewaterhouseCoopers LLP have free access to all of the Company's records and to the Audit Committee.


Alan J. Noia,
Chairman of the Board, President, and Chief Executive
Officer

Michael P. Morrell,
Senior Vice President

February 1, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Shareholders of Allegheny
Energy, Inc.

In our opinion, the accompanying consolidated balance sheets, consolidated statements of capitalization and common equity and the related consolidated statements of operations and cash flows present fairly, in all material respects, the financial position of Allegheny Energy, Inc. and its subsidiaries at December 31, 2000, and 1999, and results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial
statements based on our audits.   We conducted our audits of
these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 1, 2001




Condensed Financial Statements

                                           Monongahela    The Potomac                     Allegheny Allegheny Energy
                                                 Power         Edison      West Penn      Ventures,         Supply
                                               Company        Company  Power Company           Inc.   Company, LLC
Year ended December 31, 2000            and Subsidiarieand Subsidiarieand Subsidiarieand Subsidiarieand Subsidiary
(Thousands of dollars)
Balance Sheets
Assets
Property, plant, and equipment*             $2,545,764     $1,410,382     $1,654,283        $25,341     $3,807,691
Accumulated depreciation                    (1,152,953)      (514,167)      (543,000)        (1,040)    (1,754,823)
                                             1,392,811        896,215      1,111,283         24,301      2,052,868
Excess of cost over net assets acquired        200,183                                        1,152
Cash and temporary cash investments              3,658          4,685          6,116          2,422            420
Other current assets                           282,525        139,891        282,428         11,145        535,478
Regulatory assets                               90,004         53,712        428,953
Other                                           60,387         14,258         10,856         25,072         18,806
Total                                       $2,029,568     $1,108,761     $1,839,636        $64,092     $2,607,572
*Includes construction work in progress  $     33,476   $     14,122   $     25,459                       $107,284
Capitalization and liabilities
Common stock, other paid-in capital, retained
earnings, and accumulated other
        comprehensive income              $   707,899    $   412,753    $   422,121         $58,741       $759,643
Preferred stock                                 74,000
Long-term debt and QUIDS                       606,734        410,011        678,284                       563,433
Minority interest                                                                                           38,980
Short-term debt                                 37,015         42,685                                      219,015
Other current liabilities                      277,739         94,394        212,574          5,345        535,084
Unamortized investment credit                   11,859         10,555         20,899                        65,823
Deferred income taxes                          219,647         89,285        189,302                       399,751
Regulatory liabilities                          50,231         32,309         15,162                        23,625
Adverse power purchase commitments                                           278,338
Other                                           44,444         16,769         22,956              6          2,218
Total                                       $2,029,568     $1,108,761     $1,839,636        $64,092     $2,607,572
Statements of operations
Operating revenues                        $   828,047    $   827,818      $1,045,627        $22,626     $2,259,572
Operating expenses                             692,680        707,029        881,311         20,981      2,151,660
Operating income                               135,367        120,789        164,316          1,645        107,912
Other income and deductions                      4,186          6,125          4,379            821          3,542
Income before interest charges, preferred
dividends, and extraordinary charge, net       139,553        126,914        168,695          2,466        111,454
Interest charges and preferred dividends        50,013         42,529         66,293            264         33,458
Balance for common stock before extraordinary
charge, net                                     89,540         84,385        102,402          2,202         77,996
Extraordinary charge, net                      (63,124)       (13,899)
Minority interest                                                                                           (2,508)
Balance for common stock                   $   26,416     $   70,486     $  102,402       $  2,202         $75,488




Consolidated Statistics
Year ended December 31                        2000     1999     1998     1997     1996     1995     1990
Summary of operations (Millions of dollars)
Operating revenues                        $4,011.9 $2,808.4 $2,576.4 $2,369.5 $2,327.6 $2,315.2 $1,829.9
Operation expense                         2,602.4  1,498.1  1,286.0  1,065.9  1,013.0  1,024.9    866.6
Maintenance                                 230.3    223.5    217.5    230.6    243.3    249.5    182.0
Restructuring charges and asset write-offs                                      103.9     23.4
Depreciation                                247.9    257.5    270.4    265.7    263.2    256.3    180.9
Taxes other than income                     210.2    190.3    194.6    187.0    185.4    184.7    152.5
Taxes on income                             184.8    164.4    168.4    168.1    128.0    154.2    106.4
Allowance for funds used during construct    (7.2)    (6.9)    (5.0)    (8.3)    (5.9)    (8.2)    (7.2)
Interest charges, preferred dividends, and preferred
redemption premiums                         234.4    197.7    189.7    197.2    191.1    196.9    161.1
Other income and deductions                  (4.5)    (1.6)    (8.2)   (18.0)    (4.4)    (6.2)    (3.8)
Consolidated income before extraordinary    313.6    285.4    263.0    281.3    210.0    239.7    191.4
Extraordinary charge, neta                  (77.0)   (27.0)  (275.4)
Consolidated net income (loss)             $236.6   $258.4   ($12.4)  $281.3   $210.0   $239.7   $191.4
Common stock datab
Shares issued (thousands)                 122,436  122,436  122,436  122,436  121,840  120,701  106,984
Treasury shares (thousands)               (12,000) (12,000)
Shares outstanding (thousands)            110,436  110,436  122,436  122,436  121,840  120,701  106,984
Average shares outstanding (thousands)    110,436  116,237  122,436  122,208  121,141  119,864  106,102
Earnings per average share:c
Consolidated income before extraordinary
charge                                      $2.84    $2.45    $2.15    $2.30    $1.73    $2.00    $1.80
Extraordinary charge, neta                   (.70)   (0.23)   (2.25)
Consolidated net income (loss)              $2.14    $2.22   ($0.10)   $2.30    $1.73    $2.00    $1.80
Dividends paid per share                    $1.72    $1.72    $1.72    $1.72    $1.69    $1.65    $1.58
Dividend payout ratiod                       60.6%    64.6%    73.5%    74.7%    97.5%    82.5%    87.6%
Shareholders                               40,589   44,873   48,869   53,389   58,677   63,280   63,201
Market price per share:
High                                      $48 3/4 $35 3/16 $34 15/16$32 19/32 $31 1/8  $29 1/4 $21 1/16
Low                                       $23 5/8 $26 3/16  $26 5/8  $25 1/2      $28  $21 1/2      $17
Close                                    $48 3/16 $26 15/16 $34 1/2  $32 1/2  $30 3/8  $28 5/8 $18 7/16
Book value per share                       $15.76   $15.35   $16.61   $18.43   $17.80   $17.65   $15.26
Return on average common equityd            18.28%   16.16%   13.26%   12.63%    9.69%   11.35%   11.78%
Capitalization data (Millions of dollars)
Common stock                             $1,740.7 $1,695.3 $2,033.9 $2,256.9 $2,169.1 $2,129.9 $1,632.3
Preferred stock:
Not subject to mandatory redemption          74.0     74.0    170.1    170.1    170.1    170.1    235.1
Subject to mandatory redemption                                                                    30.6
Long-term debt and QUIDS                  2,559.5  2,254.5  2,179.3  2,193.1  2,397.1  2,273.2  1,642.2
Total capitalization                     $4,374.2 $4,023.8 $4,383.3 $4,620.1 $4,736.3 $4,573.2 $3,540.2
Capitalization ratios:
Common stock                                 39.8%    42.1%    46.4%    48.8%    45.8%    46.6%    46.1%
Preferred stock:
Not subject to mandatory redemption           1.7      1.9      3.9      3.7      3.6      3.7      6.6
Subject to mandatory redemption                                                                     0.9
Long-term debt and QUIDS                     58.5     56.0     49.7     47.5     50.6     49.7     46.4
Total assets (Millions of dollars)       $7,697.0 $6,852.4 $6,535.2 $6,654.1 $6,618.5 $6,447.3 $4,561.3
Property data (Millions of dollars)
Gross property                           $9,507.0 $8,839.7 $8,395.3 $8,451.4 $8,206.2 $7,812.7 $5,986.2
Accumulated depreciation                 (3,967.6)(3,632.6)(3,395.6)(3,155.2)(2,910.0)(2,700.1)(1,946.1)
Net property                             $5,539.4 $5,207.1 $4,999.7 $5,296.2 $5,296.2 $5,112.6 $4,040.1
Gross additions during year
regulated                                  $207.6   $266.2   $229.4   $284.7   $289.5   $319.1   $321.8
unregulated and other                      $195.6   $141.3     $1.8     $1.4   $178.5
Ratio of provisions for depreciation to
depreciable property                         2.85%    3.23%    3.28%    3.34%    3.47%    3.50%    3.27%




Consolidated Statistics (continued)
Year ended December 31                        2000     1999     1998     1997     1996     1995     1990
Revenues (Millions of dollars)e
Residential                              $1,018.6   $930.3   $880.6   $892.9   $932.2   $927.0   $649.5
Commercial                                  536.5    500.3    501.4    490.5    492.7    493.7    343.0
Industrial                                  772.8    720.5    753.5    748.1    752.9    770.2    571.5
Wholesale and street lighting                57.4     42.4     69.0     65.1     66.6     59.6     47.1
Revenues from regular utility customers   2,385.3  2,193.5  2,204.5  2,196.6  2,244.4  2,250.5  1,611.1
Other non-gWh                                40.7      9.8      9.9      6.4      7.7      6.5      8.5
Bulk power                                  135.8     45.7     69.8     39.6     22.4     13.0    160.0
Transmission and other energy services       73.2     61.0     45.2     41.1     52.4     45.2     50.3
Total regulated revenues                 $2,635.0 $2,310.0 $2,329.4 $2,283.7 $2,326.9 $2,315.2 $1,829.9
Total unregulated revenues               $2,281.6   $879.4   $247.0    $85.8     $0.7
Other                                       $22.6     $8.9
Sales volumes --gWh
Residential                                14,062   13,562   12,939   12,832   13,328   13,003   11,264
Commercial                                  9,510    8,955    8,626    8,176    8,132    7,963    6,670
Industrial                                 20,320   19,846   19,675   19,040   18,568   18,457   16,511
Wholesale and street lighting               1,531    1,478    1,409    1,422    1,456    1,304    1,101
Regular utility transactions               45,423   43,841   42,649   41,470   41,484   40,727   35,546
Bulk power                                    750      571    3,037    1,667      966      507    5,432
Transmission and other energy services     10,851    8,450   7,345f   12,367   17,402   14,586   17,016
Total regulated transactions               57,024   52,862   53,031   55,504   59,852   55,820   57,994
Total unregulated transactions             41,707   15,854    8,278    3,734      109
Output and delivery --gWh
Steam generation                           46,773   44,776   44,323   43,463   40,067   39,174   41,933
Hydro and pumped-storage generation         1,969    1,648    1,326    1,171    1,348    1,234    1,426
Pumped-storage input                       (2,327)  (1,963)  (1,498)  (1,298)  (1,405)  (1,390)  (1,568)
Purchased power                            43,917   17,365   11,505    6,485    5,518    5,021    1,560
Transmission and other energy services     10,851    8,450    7,777   12,367   17,402   14,586   17,016
Combustion turbines                            56        7
Losses and system uses                     (3,075)  (3,066)  (2,124)  (2,950)  (2,969)  (2,805)  (2,373)
Total transactions as above               98,164g  67,217g   61,309   59,238   59,961   55,820   57,994
Energy supply
Generating capability --MW
Regulated-owned                             2,356    4,451    8,121    8,071    8,070    8,070    7,991
Unregulated-owned                           6,407    4,142      276      276
Unregulated contractsh                        479      299      299      299      299      299      160
Maximum hour peak --MW                       7,791i   7,788i   7,314i    7,423    7,500    7,280    6,070
Load factor-regulated                      70.2%j   70.5%j   69.1%j     68.3%    67.5%    68.3%    71.3%
Heat rate --Btus per kWh                     9,919k    9,963    9,939    9,936    9,910    9,970    9,944
Fuel costs --cents per million Btus         118.57l   119.61   128.92   130.05   129.22   130.20   140.97

a  Write-off in connection with deregulation proceedings in West Virginia, Virginia, Ohio, Maryland,
	and Pennsylvania and costs associated with the reacquisition of first mortgage bonds.
b  Reflects a two-for-one common stock split effective November 4, 1993.
c  Basic and diluted earnings per average share.
d  Excludes the extraordinary charge, net, and Pennsylvania restructuring activities in 1998, the extraordinary charge and other charges for merger-related costs and a long dormant pumped-storage generation project in 1999, and the extraordinary charge in 2000.  Includes the
   effect of internal   restructuring in 1995 and 1996.
e  Eliminations between regulated and unregulated are shown on page 31.
f  Excludes 432 gWh delivered to customers participating in the Pennsylvania pilot program that are included in regulated utility transactions sales volumes.
g  Net of 1,499 gWh eliminated between regulated and unregulated.
h  Capability available through contractual arrangements with unregulated generators.
i  Peak coincident load of all customers provided delivery service within the Company's service territory irrespective of the generation service chosen by the customers therein.
j  Based on peak coincident load.
k  Includes the combustion turbines' heat rate.
l  Includes the combustion turbines' fuel costs.


Regulated Statistics
Year ended December 31                2000     1999     1998     1997     1996     1995     1990
Customers (thousands)a
Residential                       1,495.1  1,250.6  1,236.9  1,224.9  1,213.7  1,204.4  1,133.4
Commercial                          187.9    158.1    154.7    151.5    148.5    146.0    132.2
Industrial                           26.3     25.9     25.5     25.2     25.0     24.6     22.8
Other                                 1.3      1.3      1.3      1.3      1.3      1.3      1.3
Total customers                   1,710.6  1,435.9  1,418.4  1,402.9  1,388.5  1,376.3  1,289.7
Average annual use
 (kWh per customerb)
Residential                        10,993   10,913   10,486   10,521   11,042   10,865   10,011
All retail service                 28,847   28,285   28,174   28,647   29,085   28,908   26,996
Average rate (cents per kWhb)
Residential                          6.89     7.03     6.90     6.96     6.99     7.13     5.77
All retail service                   5.30     5.45     5.32     5.36     5.46     5.58     4.56

a   Electric and gas customers in the Company's regulated franchised service territory receiving delivery service.
b   Use and rate statistics are calculated based on full-service customers
     (customers receiving both generation and delivery from the Company).



Dividends Paid --Range of Common Stock Prices Per Share

                            2000                                        1999
NYSE Composite Transaction  Dividend    High     Low       Close     Dividend     High        Low        Close
1st Quarter                  43 cents $29 9/16   $23 5/8    $27 3/4   43cents   $34 1/2    $28 11/16   $29 1/2
2nd Quarter                  43       31 3/4     26 11/16   27 9/16   43         35 3/16    29 1/2      32 1/16
3rd Quarter                  43       39 7/8     27 3/4     38        43         34 7/8     31          31 7/8
4th Quarter                  43       48 3/4     36 11/16   48 3/16   43         33 1/8     26 3/16     26 15/16

The high and low prices in 2001 were $47.4375 and $41.0625 through February 1, 2001.
The last reported sale on that date was $45.10.



Quarterly Financial Information (Unaudited)

(Millions of dollars)                                       Basic and Diluted Earnings Per Average Share
                                         Consolidated                  Consolidated
                                         Income Before       ConsolidatIncome Before       Consolidated
                     Operating Operating ExtraordinExtraordinNet IncomeExtraordinExtraordinNet Income

Quarter Ended         Revenues    Income  Charge, N Charge, N   (Loss)  Charge, NCharge, Ne   (Loss)
March 1999            $  690.0    $140.2     $97.8               $97.8     $.80                $.80
June 1999                643.4     111.7      64.5                64.5      .55                 .55
September 1999           741.4     117.2      71.3                71.3      .63                 .63
December 1999*           733.7     105.5      51.8   $(27.0)      24.8      .46    $(.24)       .22
March 2000**             866.8     140.1      86.4     (70.5)     15.9      .78     (.64)       .14
June 2000                865.3     118.9      71.5                71.5      .65                 .65
September 2000         1,058.5     128.0      76.1                76.1      .69                 .69
December 2000***       1,221.3     149.2      79.7      (6.5)     73.2      .72     (.06)       .66


* Results for the fourth quarter of 1999 reflect charges for Maryland restructuring, retiring debt related to the securitization of Pennsylvania stranded costs, merger-related costs, and a long dormant pumped-storage generation project.
** Results for the first quarter of 2000 reflect charges for West Virginia restructuring.
*** Results for the fourth quarter of 2000 reflect charges for Ohio and Virginia restructuring.
